UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2002

RATEXCHANGE CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	001-15831 (Commission File Number)	11-2936371 (IRS Employer Identification No.)

100 PINE STREET, SUITE 500, SAN FRANCISCO, CALIFORNIA	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 274-5650

Not applicable
(Former Name or Former Address, if Changed Since Last Report

Item 5.    Other Events

On November 20, 2002, RateXchange Corporation (“RTX”) and Forsythe McArthur Associates Inc. (“FMA”) entered into an agreement wherein RTX purchased an option to restructure the terms of the Convertible Promissory Note held by FMA and dated September 1, 2001 (See Exhibit 10-33, attached to RTX’s Annual Report on Form 10K, filed March 28, 2002, SEC file no. 02592121.)

RTX and FMA agreed to the following terms:

1.
FMA currently holds a Convertible Promissory Note with principal sum of $5,949,042 and accruing interest at a rate equal to 9.0% per annum. Interest on the Convertible Promissory Note is payable quarterly.

2.
RTX will pay interest on the Convertible Promissory Note for the fourth quarter of year 2002. RTX will not accrue or pay additional interest on the Convertible Promissory Note for the period from January 1, 2003 through June 30, 2003, as described further below.

3.
RTX will purchase an option from FMA in exchange for 500,000 shares of RTX’s Common Stock and registration rights on those shares (the “Option”). The Option will have a term beginning on the date first set forth above and ending on June 30, 2003. Upon RTX’s exercise of the Option, the Convertible Promissory Note will be cancelled and FMA will receive the following restructured consideration in full and complete satisfaction of all obligations owed to it by RTX:

a.	$500,000 in cash;
b.	2,000,000 shares of RTX’s common stock, including demand registration rights; and
c.	A new Promissory Note of principal sum equal to $1,000,000 bearing interest at 3.5% per annum payable quarterly in cash, maturing on December 31, 2005.

4.
The 2,000,000 shares of RTX’s common stock will include a registration rights agreement wherein FMA will receive both piggyback and demand rights. RTX will file the appropriate registration statement with the Securities and Exchange Commission on or before June 30, 2003. The registration statement will include the 500,000 shares granted to FMA for the Option and the interest shares earned by FMA under the Restructure Agreement of October 4, 2001. The 2,000,000 shares included in the restructure consideration will be registered for resale if RTX exercises the Option.

5.
Beginning on January 1, 2003 and ending on June 30, 2003, RTX will pay quarterly interest in cash to FMA based upon the terms of the new Promissory Note, i.e. 3.5% per annum against the principal sum of $1,000,000. Should RTX exercise the Option, no interest will be due or payable under the Convertible Promissory Note subsequent to December 31, 2002 and the restructure terms set forth in Paragraph 3, will apply and continue through maturity of the new Promissory Note. RTX may pre-pay its obligation under the new Promissory Note at anytime prior to maturity without penalty. Should RTX not exercise the Option; the amount of interest paid to FMA during the Option Period will be credited against interest payments owed under the Convertible Promissory Note which will be paid on June 30, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RATEXCHANGE CORPORATION

Date: December 2, 2002	By:	/S/ D. Jonathan Merriman

D. Jonathan Merriman Chairman of the Board and Chief Executive Officer